Exhibit 16.1

April 30, 2008

U.S. Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We have read items i, ii, iv and v of Item 4.01 included in the Form 8-K of Smart Move, Inc. dated April 30, 2008 to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Anton Collins Mitchell LLP

Denver, Colorado